Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-254123 on Form S-3 and Registration Statement Nos. 333-266085, 333-278625, and 333-288566 on Form S-8 of our reports dated February 27, 2026, relating to the financial statements of XPEL, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
Austin, Texas
February 27, 2026